Exhibit 99.1

For Immediate Release Contact: Gary J. Fuges, CFA ValueClick, Inc. 1.818.575.4677
VALUECLICK PROVIDES UPDATED EXPECTATIONS FOR SECOND QUARTER RESULTS

Expects Q2 Results to be at High-End of Revenue and Adjusted-EBITDA Guidance Ranges
Provides Stock Repurchase Plan and Credit Facility Updates

Westlake Village, CA - June 28, 2012 - ValueClick, Inc. (Nasdaq: VCLK) today announced updated expectations for financial results for the second quarter ended June 30, 2012, an update on its stock repurchase program, and a $50 million increase to its credit facility.

Second Quarter 2012 Results Expected to be at High-End of Guidance Ranges
The Company announced updated expectations for financial results for the second quarter ended June 30, 2012. ValueClick currently anticipates:

•	Revenue at the high-end of its previously-issued guidance range of $155 to $160 million; and

•	Adjusted-EBITDA[1] at the high-end of its previously-issued guidance range of $46 to $48 million.

Updated revenue expectations for second quarter 2012 include Media segment revenue growth at or above the previously-issued guidance for the segment. ValueClick expects to announce final financial results for the second quarter of 2012 and guidance for the third quarter of 2012 during the week of July 30. The Company will provide specific information on the date and time of the announcement in a separate press release.

Repurchase Program Update
Since May 2, ValueClick has repurchased approximately 5.9 million shares of the Company's outstanding common stock for approximately $99.6 million. ValueClick's board of directors has authorized a $100 million increase to the program, such that an additional $100.5 million of the Company's capital may be used to repurchase shares of the Company's common stock going forward. ValueClick anticipates funding the program through free cash flow generation and its credit facility.

Credit Facility Increase
ValueClick has increased the amount available under its credit facility by $50 million. The Company's total credit facility now consists of: 1) a $200 million revolver (previously $150 million) with an expected outstanding balance as of the end of the second quarter of $130 million; and 2) a term loan with an expected outstanding balance as of the end of the second quarter of $42.5 million.

“We are executing on our strategic initiatives, which is allowing us to build on our tradition of returning capital to our shareholders,” said James R. Zarley, chief executive officer of ValueClick. “Our increased credit facility and stock repurchase program speak to our conviction about our ability to capture the opportunities in front of us.”

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1Adjusted-EBITDA is defined as GAAP (Generally Accepted Accounting Principles) net income before interest, income taxes, depreciation, amortization, and stock-based compensation expenses.

About ValueClick
ValueClick, Inc. (Nasdaq: VCLK) is one of the world's largest digital marketing companies. Through a unique combination of data, technology and services, ValueClick increases brand awareness and drives customer acquisition at scale for the world's largest advertisers, and maximizes advertising revenue for tens of thousands of online and mobile publishers. ValueClick's brands include Commission Junction, ValueClick Media, Dotomi, Greystripe, Mediaplex, Smarter.com, CouponMountain.com, Investopedia.com, and PriceRunner. The Company is based in Westlake Village, California, and has offices in major advertising markets worldwide. For more information, please visit www.valueclick.com.

This release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, the risk that market demand for on-line advertising in general, and performance based on-line advertising in particular, will not grow as rapidly as predicted, the risk that legislation and governmental regulation could negatively impact the Company's performance, the effects of recent acquisitions on ValueClick's financial results, the potential inability to successfully operate or integrate Dotomi's business, including the potential inability to retain customers, key employees or vendors. Actual results may differ materially from the results predicted, and reported results should not be considered an indication of future performance. Important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under “Risk Factors” and elsewhere in filings with the Securities and Exchange Commission made from time to time by ValueClick, including, but not limited to: its annual report on Form 10-K filed on February 29, 2012; recent quarterly reports on Form 10-Q; and other current reports on Form 8-K.

The Business Outlook contained in this release is based on current expectations. These statements are forward-looking, and actual results may differ materially. These statements do not include the potential impact of any mergers, acquisitions or other business combinations that may be completed after the date of this release. Actual stock-based compensation may differ from these estimates based on the timing and amount of stock awards granted, the assumptions used in stock award valuation and other factors. Actual income tax expense may differ from these estimates based on tax planning, changes in tax accounting rules and laws, and other factors.

ValueClick undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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